Exhibit  2.1

Execution Copy

CONTRACT OF PURCHASE AND SALE

THIS CONTRACT OF PURCHASE AND SALE (this “Contract”) is made and entered into as of March 6, 2018 (the “Effective Date”) by and between IT Fort Myers Holdings LLC, a Delaware limited liability company (“Seller”), and Great Elm FM Holdings, Inc., a Delaware corporation (“Purchaser”).  Purchaser and Seller are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

A.Seller owns all of the limited liability company membership interests (the “Ownership Interests”) in CRIC IT Fort Myers LLC, a Delaware limited liability company (the “Company”).

B.The Company is the owner of the fee simple interest in and to those certain parcels of real property described on Exhibit A hereto, known as 12651 and 12769 Gateway Boulevard, Fort Myers, Florida (collectively, the “Parcel”), and all buildings and improvements located thereon (the “Improvements”), and each and all of the appurtenances pertaining to the Parcel (the “Appurtenances,” and together with the Parcel and the Improvements, collectively, the “Property”).

C.Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase, the Ownership Interests.

D.The Parties desire to make certain representations, warranties and covenants in respect of the transactions contemplated by this Contract.

ARTICLE I.

Sale of Ownership Interests

1.1Purchase and Sale of the Ownership Interests.  For the consideration and upon and subject to the terms, provisions and conditions of this Contract, Seller hereby sells and transfers to Purchaser all of Seller’s right, title and interest in and to the Ownership Interests, free and clear of all Encumbrances, other than Encumbrances arising from the pledge of the equity of the Company under the Subordinated Pledge Agreement.  For the avoidance of doubt, Purchaser shall not acquire and Seller shall retain all abandoned or unclaimed property reportable under any state or federal abandoned or unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date.

1.2Encumbrances on the Property.

(a)The Property is subject to and encumbered by those certain Leases described on Exhibit B hereto (as amended, the “Leases”), by and between the Company, as landlord, and Gartner, Inc., a Delaware corporation (“Tenant”), as tenant.

(b)Purchaser acknowledges that the Company has incurred mortgage loan indebtedness secured by the Property as follows: (i) a senior mortgage loan in the original principal amount of Fifty-Seven Million One Hundred Fifty-Eight Thousand Twenty-Four and 17/100 Dollars ($57,158,024.17) (the “Senior Loan”); and (ii) a subordinated mortgage loan in the original principal amount of Sixteen Million Two Hundred Sixty-Nine Thousand Eight Hundred Eighty-Eight and 45/100 Dollars ($16,269,888.45) (the “Subordinated Loan”).  The Senior Loan is evidenced by a certain 3.49% Senior Secured Note, Due March 15, 2030, issued October 13, 2016 (the “Senior Note”) by the Company, payable to the order of Wells Fargo Bank Northwest, National Association, as Trustee of the Ft. Myers, Florida 2016 (Senior Note) CTL Pass-Through Trust (together with its successors and assigns, “Senior Lender”), which Senior Note is secured and/or evidenced by, among other things, the Senior Loan Documents (hereinafter defined).  The Subordinated Loan is evidenced by a certain $16,269,888.45 Capital Appreciation Subordinated Secured Note, Due March 15, 2030, issued October 13, 2016 (the “Subordinated Note”) by the Company, payable to the order of Wells Fargo Bank Northwest, National Association, as Trustee of the Ft. Myers, Florida 2016 (Subordinated Note) CTL Pass-Through Trust (together with its successors and assigns, “Subordinated Lender”), which Subordinated Note is secured and/or evidenced by, among other things, the Subordinated Loan Documents (hereinafter defined). As used herein, the term “Senior Loan Documents” shall mean the documents, instruments and agreements evidencing, securing or relating to the Senior Note specified on Schedule 1.2(b) hereto, the term “Subordinated Loan Documents” shall mean the documents, instruments and agreements evidencing, securing or relating to the Subordinated Note specified on Schedule 1.2(b) hereto, and the Senior Loan Documents and the Subordinated Loan Documents shall be referred to herein collectively as the “Loan Documents.”

ARTICLE II.

Consideration; transaction payment

2.1Consideration.  The total consideration (the “Consideration”) to be paid by Purchaser to Seller for the Ownership Interests is: (a) an amount equal to Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000.00) (the “Cash Purchase Price”); plus (b) 199 shares of Purchaser Common Stock (the “Purchaser Shares”), which Purchaser Shares represent nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of Purchaser Common Stock.

2.2Payment of the Cash Purchase Price.  The Cash Purchase Price shall be paid at the closing of the sale and purchase of the Ownership Interests from Seller to Purchaser in accordance with the terms of this Contract (“Closing”) by wire transfer of immediately available funds to the Seller.

2.3Transaction Payment.  As an inducement to Catholic Order of Foresters (“COF”) and CRIC2 Funds, LLC (“CRIC”) to continue to maintain their obligations under the Guaranties through the Closing, at the Closing Purchaser shall pay to Seller an amount equal to Sixty Thousand and 00/100 Dollars ($60,000.00) by wire transfer of immediately available funds in accordance with written instructions previously provided to Purchaser.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES; DISCLAIMERS AND WAIVERS

3.1Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that:

(a)Organization.  Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b)Organizational Documents.  True, correct and complete copies of the certificate of incorporation and bylaws of Purchaser, in each case as in effect as of the date hereof, have been provided to Seller.  Such organizational documents will continue to be the organizational documents of Purchaser as of immediately following the Closing.

(c)Capitalization.  Immediately after giving effect to the transactions contemplated herein, including the issuance of the Purchaser Shares, there will be 1,000 shares of Purchaser Common Stock issued and outstanding.

(d)Authority.  Purchaser has the full right, power and authority to enter into this Contract and to consummate the transactions contemplated herein.  This Contract and all other documents contemplated herein to which Purchaser is a party have been duly and validly executed, delivered and authorized by all necessary actions of Purchaser and this Contract and all other documents contemplated herein to which Purchaser is a party constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

(e)No Conflict.  The execution, delivery and performance by Purchaser of this Contract, and the consummation of the transactions contemplated hereby, do not:

(i)conflict with or violate the organizational documents of Purchaser;

(ii)conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected; or

(iii)conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any contract or agreement to which Purchaser is a party.

(f)No Consent.  No consent, waiver, approval or authorization of or notice to any other Person (including any Governmental Authority) is required to be made, obtained or given by Purchaser in connection with the execution and delivery of this Contract and any other documents except for those that have been heretofore obtained.

3.2Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser that:

(a)Organization and Qualification.  Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware.  The Company is (i) duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to own, lease and operate the Property and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign organization to do business, and if applicable, is in good standing, under the laws of the State of Florida.

(b)Authority.  Seller has the full right, power and authority to enter into this Contract and to consummate the transactions contemplated herein.  This Contract and all other documents contemplated herein to which Seller is a party have been duly and validly executed, delivered and authorized by all necessary actions of Seller and this Contract and all other documents contemplated herein to which Seller is a party constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)No Conflict.  The execution, delivery and performance by Seller of this Contract, and the consummation of the transactions contemplated hereby, do not:

(i)conflict with or violate the organizational documents of Seller;

(ii)conflict with or violate the certificate of formation or Limited Liability Company Agreement of the Company;

(iii)conflict with or violate any law applicable to Seller or the Company or by which any property or asset of Seller or the Company is bound or affected; or

(iv)conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Permit or contract or agreement to which Seller or the Company is a party, other than the notices and consents set forth in Schedule 3.2(c)(iv), all of which have been made or obtained.

(d)No Consent.  Except for the notices and consents referenced in Schedule 3.2(c)(iv), all of which have been made or obtained, as applicable, no consent, waiver, approval or authorization of or notice to any other Person (including any Governmental Authority) is required to be made, obtained or given by Seller or the Company in connection with the execution and delivery of this Contract and any other documents.

(e)Capitalization.  The authorized equity of the Company consists solely of the Ownership Interests, all of which are owned by Seller free and clear of any Encumbrances, other than Encumbrances arising from the pledge of the equity of the Company under the

Subordinated Pledge Agreement.  There are no outstanding interests, rights, claims, charges, options or warrants with respect to all or any portion of the Ownership Interests.  Seller has the full right, power and authority to sell and assign the Ownership Interests to Purchaser as provided in this Contract and to carry out its obligations hereunder, subject only to the notices and consents set forth in Schedule 3.2(c)(iv), all of which have been made or obtained.  The Company does not hold any interests in any Person.

(f)Financial Statements; Undisclosed Liabilities.

(i)The unaudited financial statements for the Company for the calendar year ended December 31, 2016, and the unaudited balance sheet and the related statement of income for the calendar year ended December 31, 2017, copies of which have been delivered to Purchaser, are true and correct in all material respects and fairly and accurately reflect the financial condition of the Company and the Property as of the dates prepared.

(ii)Schedule 3.2(f)(ii) sets forth a true and complete list of all indebtedness of the Company outstanding as of immediately prior to the Closing.

(iii)Except for the Company’s executory Liabilities under the Loan Documents, the Leases and the contracts set forth on Schedule 3.2(f)(iii), the Company does not have any Liabilities.

(g)Permits.  The Company has all Permits that are required under applicable Laws and under any contract for, and are material to, the operation, lease or ownership of the Property and its business, properties and other assets as presently conducted.  Schedule 3.2(g) sets forth all such Permits.  The Company has taken all necessary action in all material respects to maintain all Permits to which it is a party in full force and effect including the submission of timely and complete applications for renewal or reissuance of any such Permits.  The Company is not in default under or in breach or violation (and, to Seller’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a default under or a breach or violation of) of any term, condition or provision of any Permit to which it is a party.  The Company has not received any communication that any of the Permits to which it is a party are not currently in good standing or that it is in material default under or in material breach or violation of any Permit to which it is a party.

(h)Compliance with Law.  (i) The Company is and at all times has been in compliance in all material respects with all applicable Laws relating to the Property and its business and operations, (ii) the Company has not received any notice of or been charged with a violation of any applicable Laws, and (iii) to Seller’s Knowledge, no investigation or review by any Governmental Authority is pending or threatened against the Company with respect to a material violation of any applicable Law.

(i)Litigation.  There does not exist, any legal action or proceeding pending against or otherwise related to Seller, the Ownership Interests, the Company, or otherwise relating to Seller’s execution or performance of this Contract before any Governmental Authority or arbitration panel, and to Seller’s Knowledge, no such action or proceeding is threatened.  There are no outstanding Orders that affect or bind the Company or the Property.  As of the date of this Contract, there are no actions or proceedings pending or threatened by the Company against any third Person.

(j)Employee Matters.  The Company does not have and never has had any employees or independent contractors that are natural persons.  All employees or other individuals providing management or leasing related services at the Property are employees or agents of Property Manager (hereinafter defined), or have been engaged by the Company through a written agreement for services.

(k)Submission Matters.  Seller has made available to Purchaser originals (or copies if originals are not within Seller’s possession or control) of: (i) the Leases; (ii) the Mortgages and the other Loan Documents; (iii) the certificate of formation and Limited Liability Company Agreement of the Company; (iv) a copy of the Company’s title insurance policy issued by Old Republic National Title Insurance Company, as the title insurer, for the Property (the “Title Report”); (v) a copy of the as-built survey of the Property obtained by the Company in connection with its purchase of the Property; and (vi) the additional documents and other materials listed on Schedule 3.2(k) hereto (the foregoing documents listed in clauses (i) through (vi) of this Section 3.2(k) are referred to herein collectively as the “Submission Matters”).  The Submission Matters furnished by Seller to Purchaser, are true, complete and correct copies of the documents they purport to represent.  There have been no amendments or modifications of the Leases, the Loan Documents, or any of the other Submission Matters except as otherwise shown therein or in the applicable document.

(l)Real Property.

(i)The Company is the owner of the fee simple interest in and to the Property.  Except for the Property, the Company does not currently have and has never had any interest in any real property.

(ii)The Property is subject to and encumbered by the Leases.  Except for Tenant pursuant to its rights under the Leases, there are no Persons in occupancy of, or which will have any rights to occupy any portion of, the Property after Closing.  Neither the Company nor Seller has received notice from, or given a notice to, Tenant under the Leases regarding a default under the Leases, and neither the Company nor Tenant is in default under the Leases.  There are no unpaid tenant improvement allowances, leasing commissions, brokerage commissions, free rent credits, operating expense credits, rent abatements, operating expense abatements or security deposits that are currently due to any party or could become due to any party upon the occurrence of an event or satisfaction of a condition pursuant to the terms of the Leases, and all obligations of landlord under the Leases which are to be performed on or before the Closing Date have been (or shall have been as of the Closing Date) performed and completed at no cost to Purchaser.

(iii)Except for the Leases and the right of first offer granted to Tenant thereunder, and the assignment of the Leases and rents thereunder to the Senior Lender and the Subordinated Lender as security pursuant to the Loan Documents, neither the Company nor Seller has assigned, pledged, transferred, or granted an option to acquire the Property, or any portion thereof or right relating thereto, to any person or entity.

(iv)To Seller’s Knowledge, neither the Company nor Seller has received any written notice that any certificate, variance, Permit or license from any Governmental Authority having jurisdiction over the Property or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on the Property or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from the Property has failed to be obtained or is not in full force and effect, and to Seller’s knowledge, the Company has not received written notice of any outstanding threat of modification, violation or cancellation of any such certificate, variance, Permit or license.

(v)Neither the Company nor Seller has received any written notice of any, and to Seller’s Knowledge, there are no condemnation proceedings or proceedings that otherwise affects the Property that are pending or threatened.

(vi)Neither the Company nor Seller has received any written notice of any, and to Seller’s Knowledge, there are no pending or threatened actions to change the zoning status of the Property.

(m)Title to Assets.  The Company has good and marketable title to all of its tangible assets and properties free and clear of all Encumbrances, other than Permitted Encumbrances.

(n)Environmental Matters.  Seller has provided to Purchaser all environmental audits, reports, and assessments in Seller’s, the Company’s or any of their respective Affiliates’ possession or control concerning the Company and the Property.  The Company is and at all times has been in compliance in all material respects with applicable Environmental Laws.  To Seller’s Knowledge, there are no currently existing facts or circumstances that would reasonably be expected to prevent or interfere in any material respect with the Company’s compliance with applicable environmental Laws (as in effect and as interpreted as of the date of this Contract) or necessitate any material expenditures to comply with applicable environmental Laws.  To Seller's Knowledge, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Property in violation of any Environmental Laws.  Neither the Company nor Seller has received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other Governmental Authority concerning any petroleum product or other Hazardous Substance discharge or seepage.  For purposes hereof, “Hazardous Substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws.

(o)Material Contracts.  (i) Schedule 3.2(o) lists each of the following contracts and agreements (and any and all amendments thereto) of the Company (such contracts and agreements and any and all amendments thereto as described in this Section 3.2(o) being “Material Contracts”):

(A)all contracts that (1) obligate the Company to make non-contingent aggregate annual expenditures in excess of $5,000 or (2) are otherwise material to the Company taken as a whole;

(B)all service or maintenance contracts relating to the Property, including the Amended and Restated Property Management Agreement;

(C)the Leases;

(D)the Loan Documents; and

(E)all contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(ii)True and complete copies of all Material Contracts have been made available to Purchaser.  Each Material Contract is valid and binding on the Company, and the counterparties thereto, and is in full force and effect.  The Company is not in breach of, or default under, any Material Contract to which it is a party, and neither Seller nor the Company has received written notice from, or given a written notice to, either Senior Lender or Subordinated Lender under the Loan Documents or the Tenant under the Leases regarding a default under either the Loan Documents or the Leases, and the Company is not, to Seller’s Knowledge, in default under the Loan Documents or the Leases.

(p)No proceeding has been filed by or against Seller under the United States Bankruptcy Code, or any state law relating to bankruptcy or insolvency, seeking liquidation of Seller, or its reorganization, or an arrangement with its creditors, or the appointment of a trustee or receiver for its assets or business;

(q)Taxes.

(i)The Company is and has been since its formation treated as a “disregarded entity” for federal and applicable state and local Tax purposes.

(ii)No election has ever been filed by Seller or the Company pursuant to Treas. Reg. § 301.7701-3 that would cause the Company to be treated as an association taxable as a corporation for federal income Tax purposes.

(iii)The Seller and/or the Company have filed all Tax Returns required to be filed by them with respect to the Company under applicable Laws.  All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws.  All Taxes due and owing by the Seller and/or the Company with respect to the Company (whether or not shown on any Tax Return) have been paid.  Neither the Seller nor the Company is currently the beneficiary of any extension of time within which to file any Tax Return related to the Company.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(iv)The Company has timely withheld and paid to the proper Governmental Authorities all Taxes required to have been withheld and paid.

(v)No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against or with respect to the Company that has not been satisfied by payment, settled or withdrawn.

(vi)There is no Tax holiday, Tax abatement or similar arrangement currently being utilized by the Company or with respect to its assets and the Property that will not continue to be available to Purchaser to the same extent following the Closing.

(vii)Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(viii)There are no Tax liens on the Property or any of the other assets of the Company, other than Encumbrances for Taxes that are not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings.

(r)Insurance.  Schedule 3.2(r) sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of and binders evidencing, property, fire and casualty, general liability and other forms of insurance, including title insurance, owned or maintained by the Company (collectively, the “Insurance Policies”).  The Insurance Policies are in full force and effect, and the Company is not in default under any of them.  No notice of cancellation or termination or non-renewal has been received with respect to any Insurance Policy.  During the past three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. To Seller’s Knowledge, no event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Insurance Policies.  The insurance maintained by the Company, together with the insurance maintained by Tenant in accordance with the Leases, is sufficient to comply with all applicable Laws and contracts to which the Company is a party.

(s)Bank Accounts.  Schedule 3.2(s) sets forth a true and complete list of the name and address of (i) each bank or financial institution with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (ii) the name of each Person holding a power of attorney on behalf of the Company.

As used in Section 3, the term “knowledge” or “Knowledge” shall mean and refer to the actual knowledge, after reasonable inquiry, of Marjorie Palace and Ethan Nessen (with respect to Seller or the Company, as applicable) and Adam Yates and Justin Bonner (with respect to Purchaser).

3.3NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF SELLER.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SPECIFIED IN SECTION 3.2 OF THIS CONTRACT OR IN ANY OTHER DOCUMENTS CONTEMPLATED TO BE DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND,

ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE COMPANY, THE OWNERSHIP INTERESTS, THE PROPERTY, THE TENANT, THE LEASES, THE SENIOR LOAN, OR THE SUBORDINATED LOAN, INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, THE FINANCIAL CONDITION OF THE TENANT, OR ANY OTHER MATTER OR THING REGARDING THE COMPANY, THE OWNERSHIP INTERESTS, THE PROPERTY, THE LEASES, THE TENANT, THE SENIOR LOAN, OR THE SUBORDINATED LOAN.

PURCHASER IS AN EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE OWNERSHIP INTERESTS AND PURCHASER HAS MADE OR WILL MAKE PURCHASER’S OWN INDEPENDENT INVESTIGATION OF THE OWNERSHIP INTERESTS, THE property, THE LEASES, THE SENIOR LOAN, AND THE SUBORDINATED LOAN.  THE PROVISIONS OF THIS SECTION 3.3 SHALL SURVIVE THE CLOSING HEREUNDER.

3.4Survival of Representations and Warranties.  Except as set forth below, the provisions of Sections 3.1 and 3.2 shall survive the Closing for a period of 12 months (the “General Survival Period”), and the provisions of Sections 3.2(a) through 3.2(e) and 3.2(l)(i) shall survive the Closing for a period of three (3) years (the “Fundamental Survival Period”).  Further, the provisions of Section 3.2(q) and Section 7.19 shall survive the Closing through a period ending 90 days following the expiration of the applicable Tax statute of limitations (the “Statute of Limitations Survival Period” singularly and together with the General Survival Period and Fundamental Survival Period each, a “Survival Period”).  Notice of any claim as to a breach of a representation or warranty under this Section 3 must be made prior to the expiration of the applicable Survival Period (but if a Party does not know the exact details or parameters of the breach then its notice will suffice for all reasonably related aspects of the breach for any such claims if it reasonably and specifically identifies the primary aspect of the breach in question) or it shall be deemed a waiver of such Party’s right to assert such claim.  No claim for a breach of any of the provisions of Sections 3.1 and 3.2 shall be actionable or payable unless (a) written notice containing a description of the nature of such breach (as set forth in the immediately preceding sentence) shall have been given by the applicable Party prior to the expiration of the applicable Survival Period and (b) an action shall have been commenced by the applicable Party within 45 days after the termination of the applicable Survival Period.

ARTICLE IV.

Closing

4.1Closing.  The Closing shall occur on the date hereof (such date, the “Closing Date”).

4.2Closing Mechanics.  At Closing, the following shall occur:

(a)Seller shall assign the Ownership Interests to Purchaser. Such assignment shall be made pursuant to an assignment and assumption agreement acceptable in form and substance to Seller and Purchaser (the “Assignment and Assumption Agreement”) providing for (i) the assignment by Seller to Purchaser of all of the Seller’s right, title and interest in and to the Ownership Interests and (ii) the withdrawal of Seller as a member and as the managing member of the Company and the admission of Purchaser as sole member and the managing member of the Company, in each case, in the place and stead of Seller;

(b)Immediately following the assignment of the Ownership Interests to Purchaser described in the foregoing clause (a), Purchaser shall issue the Purchaser Shares to Seller, which shares shall be fully paid, nonassessable, and recorded in the books and records of Purchaser;

(c)Seller and Purchaser shall enter into a stockholders’ agreement (the “Stockholders’ Agreement”) addressing their rights and obligations as stockholders in Purchaser, which shall be acceptable in form and substance to Seller and Purchaser; and

(d)The Company, Purchaser, and CRIC Capital Management, Inc., a Massachusetts corporation and an affiliate of Seller (“Property Manager”), shall enter into an amended and restated management services agreement (the “Amended and Restated Property Management Agreement”).

4.3Items to be Delivered at Closing.

(a)Seller.  Prior to or concurrently with the execution of this Contract, Seller has delivered, or caused to be delivered, to Purchaser each of the following items:

(i)the Assignment and Assumption Agreement, duly executed by Seller;

(ii)the Stockholders’ Agreement, duly executed by Seller;

(iii)the Amended and Restated Property Management Agreement, duly executed by the Company and Property Manager;

(iv)a Non-Foreign Affidavit from Seller for purposes of compliance with Section 1445 (b)(2) of the Code and the regulations adopted thereunder;

(v)a certificate of good standing for the Seller issued by the State of Delaware;

(vi)certificates of good standing/qualification of the Company issued by the States of Delaware and Florida;

(vii)written acknowledgements of Senior Lender and Subordinated Lender to the transfer of the Ownership Interests to Purchaser;

(viii)estoppel certificates pursuant to the Leases, duly executed by Tenant;

(ix)an estoppel certificate, duly executed by the Eastlinks Business Park Property Owner’s Association;

(x)a termination of record of Notice of Commencement recorded August 30, 2017, at Official Records No. 2017000187530 of the Public Records of Lee County, Florida, together with the final contractor’s affidavit;

(xi)a settlement statement (the “Settlement Statement”), duly executed by Seller; and

(xii)other customary items reasonably required for the sale of the Ownership Interests in accordance with this Contract or for administrative requirements for consummating the Closing.

(b)Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered, to Seller or perform, as applicable, each of the following items:

(i)the Cash Purchase Price to Seller;

(ii)the fee payable to Seller pursuant to Section 2.3;

(iii)the Assignment and Assumption Agreement, duly executed by Purchaser;

(iv)the Stockholders’ Agreement, duly executed by Purchaser;

(v)the Amended and Restated Property Management Agreement, duly executed by Purchaser;

(vi)resolutions of the Company and Purchaser, as applicable, authorizing the transactions and documentation contemplated herein, duly executed by Purchaser, as applicable;

(vii)a certificate of good standing for the Purchaser issued by the State of Delaware;

(viii)any documents necessary to evidence that the person or persons executing this Contract and the closing documents on behalf of Purchaser, have full right, power and authority to do so; and

(ix)the Settlement Statement, duly executed by Purchaser.

4.4Costs of Closing.

(a)Purchaser shall pay all costs and expenses incurred in connection with Purchaser’s due diligence investigation hereunder (including any updates to the Submission Matters, and any new third party reports with respect to the Property requested by Purchaser);

(b)Seller and Purchaser shall each pay one half of the following costs and expenses incurred in connection with the sale of the Property contemplated by this Contract:

(i)all costs and expenses associated with any legal opinions required by Senior Lender and Subordinated Lender in connection with the sale of the Ownership Interests;

(ii)all transaction fees, if any, charged by Senior Lender and Subordinated Lender in connection with the transfer of the Ownership Interests pursuant to this Contract;

(iii)all of the attorney’s fees and expenses incurred by Senior Lender and Subordinated Lender in connection with obtaining Senior Lender’s and Subordinated Lender’s consent to the transfer of the Ownership Interests pursuant to this Contract; and

(iv)all documentary stamp taxes, deed taxes, recording taxes, Transfer Taxes or other similar taxes, assessments and fees (if any) incurred in connection with the sale of the Ownership Interests pursuant to this Contract; provided, that each Party shall cooperate as reasonably requested by the other to minimize such Transfer Taxes, including with respect to obtaining any available exemption from such Transfer Taxes.  Each Tax Return with respect to a Transfer Tax shall be prepared by the Party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Law.

(c)Each Party shall pay its own legal fees and advisory fees incidental to the execution of this Contract and the consummation of the transactions contemplated hereby.

(d)The provisions of this Section 4.4 shall survive the Closing.

4.5Prorations.  The Senior Loan, the Subordinated Loan, and the Leases represent a net lease-finance transaction and as a result there will be no proration of mortgage interest, property Taxes, rents or of other items customarily pro ratable in a traditional operating property transaction.  The provisions of this Section 4.5 shall survive the Closing.

ARTICLE V.

INDEMNIFICATION AND REMEDIES

5.1Indemnification of Purchaser.  Seller will indemnify and hold harmless Purchaser from and against all losses, Liabilities, claims, damages, penalties, actions, fines, judgments, awards, settlements, Taxes, loss of Tax benefits, costs, fees, expenses (including reasonable attorneys’ fees and other litigation related fees and expenses) and disbursements (each, a “Loss” and, collectively, “Losses”) incurred or suffered by Purchaser or the Company based upon or arising out of:

(a)any inaccuracies in or any breach of any representation, warranty or covenant of the Seller or the Company contained in this Contract (including any exhibit or schedule attached hereto or certificate delivered pursuant hereto) or any other documents delivered at Closing as contemplated by Article IV hereof;

(b)any Liabilities of the Company arising prior to the Closing, other than executory Liabilities to the extent not resulting from any breach or violation by the Company of any contractual obligation or violation of Law in respect of (i) the matters set forth in Schedule 3.2(f)(ii) and (ii) other than the Existing Liabilities, the matters set forth in Schedule 3.2(f)(iii); provided, that Seller’s indemnification of Purchaser and/or the Company with respect to Existing Liabilities shall be subject to the provisions of Section 5.3;

(c)any Taxes of or with regard to the Company attributable to any Tax period (or portion thereof) ending on or before the Closing Date or otherwise allocated to the Seller pursuant to Section 7.19; and

(d)any Liabilities under the Property Management Agreement attributable to any period prior to the Closing Date.

5.2Indemnification of Seller.  Purchaser will indemnify and hold harmless Seller from and against all Losses incurred or suffered by Seller based upon or arising out of any inaccuracies in or any breach of any representation, warranty or covenant of Purchaser contained in this Contract (including any exhibit or schedule attached hereto or certificate delivered pursuant hereto) or any other documents delivered at Closing as contemplated by Article IV hereof.

5.3Existing Liabilities; Offset.

(a)With respect to the indemnification by Seller in Section 5.1(b), any Losses relating to or arising from the Existing Liabilities (“Existing Losses”) shall be net of (i) funds received by the Company from the Senior Lender and/or the Subordinated Lender under the Loan Documents to address such Losses (net of any out-of-pocket fees and expenses incurred to obtain such funds) and (ii) cash otherwise held by the Company as of Closing for the purpose of addressing such Losses.  Purchaser shall cause the Company to use its commercially reasonable efforts following Closing to obtain the release of escrow funds held pursuant to the Loan Documents for application to the Existing Losses.

(b)Any Loss incurred or suffered by Purchaser or the Company subject to indemnification under this Contract (including, without limitation, Existing Losses) will be net of insurance proceeds that actually reduce the amount of the Loss or the amount of funds received by the Company from the Senior Lender and the Subordinated Lender under the Loan Documents.  Accordingly, the amount which Seller is required to pay to Purchaser pursuant to this Article V will be reduced by any insurance proceeds or funds received by the Company from the Senior Lender and Subordinated Lender (net of any out-of-pocket fees and expenses incurred to obtain such proceeds).  Purchaser shall cause the Company to use its commercially reasonable efforts to recover any insurance proceeds or funds from the Senior Lender and Subordinated Lender to which the Company is entitled with respect to such Loss.

(c)The provisions of this Section 5.3 shall survive the Closing.

5.4Purchaser Reliance.  The rights of Purchaser to indemnification or any other remedy under this Contract shall not be impacted or limited by any knowledge that Purchaser may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Purchaser.  Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Purchaser, and regardless of the results of any such investigation, Purchaser has entered into this transaction in express reliance upon the representations, warranties and covenants of the Seller made in this Contract (including any exhibit or schedule attached hereto or certificate delivered pursuant hereto) or any other documents delivered at Closing as contemplated by Article IV hereof.

5.5Non-Recourse.  Seller (a) expressly waives any rights of indemnification of Seller or any of its Affiliates or any of its or their respective Representatives against the Company for acts, circumstances, and events that give rise to indemnification obligations of Seller hereunder and (b) agrees and acknowledges that neither Seller nor any of its Affiliates or any of its or their respective Representatives will have any right of contribution from, or right of subrogation against, the Company in the event Seller is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Article 5.

5.6Mutual Release.

(a)Seller, for itself and its heirs, personal representatives, successors and assigns (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges the Company and its predecessors, successors, direct or indirect subsidiaries and past and present stockholders (other than Buyer), members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or Liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Seller Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Seller Released Claim.   Notwithstanding the preceding sentence of this Section 5.6(a), “Seller Released Claims” does not include, and the provisions of this Section 5.6(a) shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement or the Amended and Restated Property Management Agreement. Further, for the avoidance of doubt, the release by the Seller Releasors contained in this Section 5.6(a) is not, and shall not be construed as, a release by COF or CRIC of any claims, actions, obligations, or Liabilities arising under or relating to the Guaranties.

(b)Buyer, for itself and its heirs, personal representatives, successors and assigns (collectively, the “Buyer Releasors”), hereby forever fully and irrevocably releases and discharges the Released Parties (other than Seller) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Buyer Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Buyer Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Buyer Released Claim.  Notwithstanding the preceding sentence of this Section 5.6(b), “Buyer Released Claims” does not include, and the provisions of this Section 5.6(b) shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement or the Amended and Restated Property Management Agreement.

5.7Attorneys’ Fees.  If it shall be necessary for either Purchaser or Seller to employ an attorney to enforce its rights pursuant to this Contract, the non-prevailing party shall reimburse the prevailing party for its reasonable attorneys’ fees.  The provisions of this Section 5.7 shall survive the Closing.

ARTICLE VI.

BROKERAGE COMMISSIONS

6.1Brokerage Commissions.  Seller and Purchaser each represent to the other that each has had no dealings with any broker, finder or other party concerning the sale and purchase of the Ownership Interests. Purchaser and Seller each agree to indemnify, defend and hold the other harmless for, from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of or paid or incurred by the other Party by reason of any claim to any broker’s, finder’s or other fee in connection with this transaction by any party claiming by, through or under such Party.  The indemnity obligations set forth in this Section 6.1 shall survive the Closing or the termination of this Contract.

ARTICLE VII.

MISCELLANEOUS

7.1Notices.  Any notice provided or permitted to be given under this Contract must be in writing and may be served by depositing the same in the United States Mail, postage prepaid, certified or registered mail with return receipt requested, or by delivering the same in person to the Party to be notified via a delivery service, Federal Express or any other nationally recognized overnight courier service that provides a return receipt showing the date of actual delivery of same to the addressee thereof, or by electronic transmission (email) with evidence of receipt. Any Party giving notice hereunder shall use reasonable efforts to send a copy of any such notice by electronic transmission on the same date as deposited in the mail or given to such delivery service. Notice given in accordance herewith shall be deemed given and shall be effective upon the earlier of actual receipt (including, without limitation, receipt of an electronic transmission) or refusal of delivery. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller:	IT Fort Myers Holdings LLC
c/o CRIC2 Funds, LLC
699 Boylston Street, 8th Floor
Boston, Massachusetts 02116
Attention: Marjorie Palace
Telephone No.: (617) 303-4404
Email Address: mpalace@cric2funds.com

With a copy (which shall not constitute notice) to:

Dain, Torpy, Le Ray, Wiest & Garner, P.C.
745 Atlantic Avenue, 5th Floor
Boston, Massachusetts 02111
Attention: Timothy Pecci, Esq.
Telephone No.: (617) 542-4854
Email Address: tpecci@daintorpy.com

If to Purchaser:	Great Elm FM Holdings, Inc.
800 South Street, Suite 230
Waltham, Massachusetts 02453
Attention: Adam Kleinman, Esq.
Telephone No.: (617) 375-3006
Email Address: akleinman@greatelmcap.com

With a copy (which shall not constitute notice) to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar, Esq.
Telephone No.: (214) 969-4866
Email Address: adermarkar@jonesday.com

and

Akerman LLP
350 East Las Olas Boulevard, Suite 1600
Ft. Lauderdale, Florida 33301
Attention: Andrew Wamsley, Esq.
Telephone No.: (954) 759-8978
Email Address: andrew.wamsley@akerman.com

7.2GOVERNING LAW.  THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS CONTRACT.

7.3Entirety and Amendments.  This Contract embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the transaction described herein, and may be amended or supplemented only by an instrument in writing executed by the Party against whom enforcement is sought.

7.4Assignment.  Purchaser may assign all or a portion of its rights under this Contract to an entity controlling, controlled by, or under common control with Purchaser without the consent of Seller; provided, that Purchaser must immediately provide Seller with a copy of any instrument assigning this Contract.  Except as expressly provided in the preceding sentence, this Contract may not be assigned in whole or in part by Purchaser without the prior written consent of Seller, which consent may be granted or withheld by Seller in Seller’s sole and absolute discretion.  In the event of an assignment of this Contract by Purchaser, Purchaser shall not be released from any liability or obligations hereunder, and Purchaser shall promptly deliver to Seller a copy of the instrument effecting such assignment.  Subject to the foregoing, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser and their respective heirs, personal representatives, successors and assigns.

7.5Survival.  Except as otherwise expressly provided herein, including pursuant to Section 3.4, no representations, warranties, covenants or agreements contained in this Contract shall survive the termination of this Contract or the Closing and the assignment of the Property hereunder.

7.6Time of Essence.  It is expressly agreed by the Parties hereto that time is of the essence with respect to this Contract and Closing hereunder.

7.7Multiple Counterparts.  To facilitate execution, this Contract may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature or acknowledgment of, or on behalf of, each Party, or that the signature of all persons required to bind any Party, or the acknowledgment of such Party, appear on each counterpart.   All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Contract to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the Parties hereto.  Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

7.8No Recordation of Contract.  In no event shall this Contract or any memorandum hereof be recorded in the public records of the state or county in which any portion of the Property is situated, and any such recordation or attempted recordation shall constitute a breach of this Contract by the Party responsible for such recordation or attempted recordation.

7.9Business Days.  All references to “business days” contained herein are references to normal working business days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays.  In the event that any event hereunder is to occur, or a time period is to expire, on a date which is not a business day, such event shall occur or time period shall expire on the next succeeding business day.

7.10Captions.  The captions, headings and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

7.11Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

7.12Interpretation.  When a reference is made in this Contract to an Article, Section, subsection, Schedule or Exhibit, such reference shall be to an Article, Section, subsection, Schedule or Exhibit to this Contract unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Contract, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Contract shall refer to this Contract as a whole and not to any particular provision of this Contract.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Any reference to any contract or document is a reference to it as amended, modified and supplemented from time to time.  References to a person are also to its permitted successors and assigns.  References to “dollars” or “$” are to U.S. dollars, unless otherwise specifically indicated.  No provision of this Contract shall be construed in favor of, or against, any particular Party by reason of any presumption with respect to the drafting of this Contract.  Both Parties, being represented by counsel and having fully participated in the negotiation of this instrument, hereby agree that this Contract shall not be subject to the principle that a contract would be construed against the Party which drafted the same.

7.13Incorporation of Exhibits and Schedules.  All exhibits and schedules attached and referred to in this Contract are hereby incorporated herein as though fully set forth in (and shall be deemed to be a part hereof) this Contract.

7.14Third-Party Beneficiaries.  Nothing in this Contract, express or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

7.15Electronic Signatures.  The parties agree that signatures transmitted by electronic means (e.g., email) may be used to expedite the transaction contemplated by this Contract.  Each party intends to be bound by its electronically transmitted signature and each is aware that the other will rely on the electronically transmitted signature, and each acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Contract based on a faxed or electronically transmitted signature.

7.16Joint and Several Liability. Notwithstanding anything to the contrary in this Contract, if the Seller or Purchaser named herein consists of more than one person or entity, such persons or entities shall be jointly and severally liable for the representations, warranties, covenants, agreements, obligations and liabilities of the Seller or Purchaser (as the case may be) hereunder.

7.17Waiver of Jury Trial; Consent to Jurisdiction.  TO THE FULLEST EXTENT PERMITTED BY LAW, IN ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS CONTRACT, SELLER AND PURCHASER EACH HEREBY WAIVES TRIAL BY JURY.  Any action, suit or proceeding in connection with this Contract shall only be brought by or against any of Seller or Purchaser in a court of record of the State of Delaware, County of New Castle, or of the United States District Court for the District of Delaware.  Seller and Purchaser hereby consent and submit to the exclusive jurisdiction thereof.  Service of process may be made upon Seller or Purchaser by certified or registered mail at the address to be used for the giving of notices under Section 7.1.  To the fullest extent permitted by law, in any action, suit or proceeding in connection with this Contract, Seller and Purchaser hereby waive any claim that any such court is an inconvenient forum.

7.18Severability.  Whenever possible, each provision or portion of any provision of this Contract will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Contract is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Contract will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.19Tax Matters.

(a)Purchaser and Seller shall treat the acquisition of the Ownership Interests as an acquisition of asset for federal and applicable state income tax purposes, and neither Party or their Affiliates shall take any position inconsistent therewith.

(b)All Taxes attributable to (i) any Tax period ending prior to the Effective Date and (ii) the portion of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) ending prior to the Effective Date are Seller’s responsibility and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Seller.  All Taxes attributable to (i) any Tax period beginning on or after the Effective Date and (ii) the portion of any Straddle Period ending on or after the Effective Date are the responsibility of Purchaser, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Purchaser.  For purposes of determining the allocations of Taxes to the period ending prior to the Effective Date and the period beginning on or after the Effective Date: (A) Taxes that are based or related to income or receipts or imposed on a transactional basis, shall be allocated to the period in which the transaction giving rise to such Taxes occurred, and (B) Taxes that are ad valorem, property or other Taxes imposed on a periodic bases pertaining to a Straddle Period shall be allocated based on the number of days in the Straddle Period occurring before the Effective Date and the number of days in such Straddle Period occurring on and after the Effective Date, provided however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending prior to the Effective Date and the period beginning on or after the Effective Date in proportion to the number of days in such period.   Purchaser shall prepare all Tax Returns relating to Taxes attributable to a Straddle Period pursuant to this Section 7.19(b) and shall provide such Tax Returns to Seller at least ten (10) business days prior to its due date for Seller’s comments and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Purchaser shall consult in good faith with Seller and shall file such Tax Returns (as approved by Seller) promptly before the due date for such returns.

(c)Seller shall have the right, at the sole expense of Seller, to control any audit or examination by any taxing authority, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which Seller has any responsibility under this Contract (“Tax Contest”).  Seller shall not settle, compromise or otherwise resolve any audit, examination, assessment or other adjustment or proposed adjustment relating to any Taxes for which Purchaser has any responsibility under this Contract without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Purchaser agrees to cooperate with Seller with respect to any Tax Contest, as and to the extent reasonably requested by Seller, and shall furnish or cause to be furnished to Seller, upon request, as promptly as practicable and at Seller’s expense, such information and assistance relating to such Tax Contest (including access to books and records) as is reasonably necessary for the preparation for any Tax Contest.  Purchaser shall not settle, compromise or otherwise resolve any audit, examination, assessment or other adjustment or proposed adjustment relating to any Taxes for which Seller has any responsibility under this Contract without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(d)Purchaser shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Contract, and from any other payments otherwise required pursuant to this Contract, such amounts as Purchaser is required to deduct and withhold under applicable Law.  To the extent that amounts are so withheld, they shall be treated for all purposes of this Contract as having been delivered and paid to such Person in respect of which such deduction and withholding was made.  To the extent that Purchaser becomes aware of any withholding required under applicable Law, Purchaser will notify Seller of the amount and the reason for the withholding.  The Parties will work in good faith to minimize or eliminate any withholding on the payments or consideration contemplated by this Contract.

(e)As soon as reasonably practicable after the Closing Date, but in no event more than 120 days after the Closing Date, Purchaser shall prepare and provide to the Seller an allocation of the total consideration for the Ownership Interests (and all other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and any similar provision of state, local, or foreign Law, as appropriate (the “Proposed Allocation”).  Seller shall have 45 days following the receipt of the Proposed

Allocation from Purchaser to notify Purchaser of any disagreement with the Proposed Allocation, along with reasonable detail regarding its reasons for disagreement and any adjustments requested to be made.  If no objection is made, such Proposed Allocation shall become the “Final Allocation”.  If such objection is made, Purchaser and the Seller shall use reasonable efforts to reach agreement on the adjustments, if any, to be made to the Proposed Allocation.  If agreement is reached, such Proposed Allocation as adjusted shall become the “Final Allocation”.  Purchaser and Seller shall report, act and file all Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation as determined pursuant to this Section 7.19(e).  The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare the Proposed Allocation.  Neither Purchaser nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation as determined pursuant to this Section 7.19(e) unless required to do so by applicable Law.

(f)Seller and the Company shall not make any election on behalf of the Company or the Seller pursuant to Treasury Regulation Section 1.1274-5(b)(2) in connection with the acquisition of the Company and the Project and any modification of the Loan Documents.

(g)Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Property and/or the Company, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Property and the Company relating to any Tax period beginning before the Closing Date until ninety (90) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

7.20Certain Defined Terms.  In addition to the terms defined elsewhere in this Contract, the following terms have the following meanings when used in this Contract with initial capital letters:

(a)“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b)“Code” means the Internal Revenue Code of 1986.

(c)“Encumbrance” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, security interest, option, restriction, arrangement, preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.

(d)“Environmental Law” means shall mean any applicable local, state or federal Law, statute, ordinance, rule or regulation relating to public health, safety or the environment, including, without limitation, relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, transportation, treatment, storage or management of solid or hazardous wastes or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid substances and any regulation, order, notice or demand issued pursuant to such Law, statute, ordinance, rule or regulation, in each case applicable to the Property, the Company, or the Seller.

(e)“Existing Liabilities” means the Liabilities referenced in numbers 4 and 5 of Schedule 3.2(f)(iii) and any other Liabilities arising prior to the Closing under the Leases that results in the incurrence of an out-of-pocket expense of the Company or Purchaser.

(f)“Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

(g)“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

(h)“Liabilities” means all liabilities and obligations of any kind of a Person (whether accrued or not accrued, known or unknown, asserted or unasserted, matured or unmatured, conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, fixed or otherwise, or whether due or to become due), and whether or not the same would be required by U.S. generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto, including any liability for Taxes, or Liabilities arising under any Environmental Law.

(i)“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

(j)“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

(k)“Property Management Agreement” means that certain Property Management Agreement, dated October 13, 2016, by and between the Company and the Property Manager.

(l)“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

(m)“Permitted Encumbrances” means: (i) the Leases and the rights of Tenant thereunder; (ii) any Encumbrances created by or pursuant to the Loan Documents; (iii) the exceptions to title listed in the Title Report provided to Purchaser and any update thereto obtained by Purchaser; (iv) any matters shown on the as-built survey of the Property included in the Submission Matters provided to Purchaser and any update thereto obtained by Purchaser; and (v) any Taxes not yet due and payable and for which adequate reserves have been recorded prior to the Closing on the books and records of the Company.

(n)“Permits” means any license, permit, Order, concession, clearance, registration, franchise, approval, authorization, certification, qualification, or consent of any Governmental Authority under any applicable Law.

(o)“Purchaser Common Stock” means the common stock, par value $0.01, of Purchaser.

(p)“Tax Returns” means all reports, returns, declarations, claims for refund, or information returns or similar statements filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, claim for refund, or estimated Taxes.

(q)“Taxes” means (i) any federal, state, local or foreign tax, charge, fee, asset, duties, unclaimed property or escheat obligations, impost, levy, fines, assessment, or similar amounts imposed by any Governmental Authority, including any net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, realty transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupancy, occupation, property and estimated tax, customs duty, fee, assessment and charge of any kind whatsoever, together with any interest, penalty, fine or addition thereto, whether disputed or not; (ii) any obligation or Liability of another Person for any of the foregoing amounts as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability or any other Person; and (iii) any Liability in respect of any of the items described in clauses (i) and (ii) payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.

(r)“Transfer Taxes” means all sales, use, commercial activity, registration, value added, transfer, stamp (on any applicable deed only), stock transfer, property transfer, real property transfer, mansion, intangible and similar Taxes, together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed by any taxing authority or other Governmental Authority in connection with the transactions contemplated by this Contract.

[Balance of this page left blank/Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Contract of Purchase and Sale to be effective as of the Effective Date.

SELLER:

IT FORT MYERS HOLDINGS LLC,

a Delaware limited liability company

By: __________________________________

      Name:

      Title:

PURCHASER:

GREAT ELM FM HOLDINGS, INC.,

a Delaware corporation

By: ________________________________

       Name:

       Title:

Schedules, Exhibits and other attachments:

SCHEDULE 1.2(b)	List of Loan Documents

SCHEDULE 3.2(c)(iv)	Consents

SCHEDULE 3.2(f)(ii)	Indebtedness

SCHEDULE 3.2(f)(iii)	Liability

SCHEDULE 3.2(g)	Permits

SCHEDULE 3.2(k)	List of Submission Matters

SCHEDULE 3.2(o)	Material Contracts

SCHEDULE 3.2(r)	Insurance

SCHEDULE 3.2(s)	Bank Accounts

EXHIBIT A	Property Legal Description

EXHIBIT B	The Leases

Schedule 1.2(b)

List of Loan Documents

1.	Senior Note Purchase Agreement dated as of October 13, 2016, by and between the Company and the Senior Lender.

2.	The Senior Note.

3.	Senior Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing Statement dated as of October 13, 2016, from the Company to the Senior Lender (the “Senior Mortgage”).

4.	Senior Assignment of Leases and Rents dated as of October 13, 2016, by the Company to the Senior Lender.

5.	Senior Indemnity and Guaranty Agreement dated as of October 13, 2016, from CRIC2 Funds, LLC and Catholic Order of Foresters to the Senior Lender (the “Senior Guaranty”).

6.	Escrow and Servicing Agreement dated as of October 13, 2016, among the Senior Lender, the Subordinated Lender, the Company, and Wells Fargo Bank Northwest, National Association, as Escrow Agent.

7.	Subordination, Non-Disturbance and Attornment Agreement [Gartner I] dated as of October 13, 2016, by and among the Company, the Tenant, the Senior Lender and the Subordinated Lender.

8.	Subordination, Non-Disturbance and Attornment Agreement [Gartner II] dated as of October 13, 2016, by and among the Company, the Tenant, the Senior Lender and the Subordinated Lender.

9.	Subordination of Management Agreement dated as of October 13, 2016, by and among the Company and CRIC Capital Management, Inc. for the benefit of the Senior Lender.

10.

UCC-1 Financing Statements naming the Company as Debtor and the Senior Lender as Secured Party, filed or recorded (as applicable) with the office of the Secretary of State of Delaware and in the Lee County, Florida real property records.

11.	Letter of Direction dated October 13, 2016, from the Senior Lender and the Company to the Tenant.

12.	Subordination and Intercreditor Agreement dated as of October 13, 2016, by and among the Company, the Senior Lender, and the Subordinated Lender.

13.	Subordinated Note Purchase Agreement dated as of October 13, 2016, by and between the Company and the Subordinated Lender.

14.	The Subordinated Note.

15.

Subordinated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing Statement dated as of October 13, 2016, from the Company to the Subordinated Lender (the “Subordinated Mortgage,” and together with the Senior Mortgage, collectively the “Mortgages”)

16.	Subordinated Assignment of Leases and Rents dated as of October 13, 2016, by the Company to the Subordinated Lender.

17.

Subordinated Indemnity and Guaranty Agreement dated as of October 13, 2016, from CRIC2 Funds, LLC and Catholic Order of Foresters to the Subordinated Lender (the “Subordinated Guaranty,” and together with the Senior Guaranty, collectively the “Guaranties”).

18.	Subordination of Management Agreement dated as of October 13, 2016, by and among the Company and CRIC Capital Management, Inc. for the benefit of the Subordinated Lender.

19.	Nonrecourse Guaranty, Pledge and Security Agreement dated as of October 13, 2016, between Seller and the Subordinated Lender (the “Subordinated Pledge Agreement”).

20.

UCC-1 Financing Statements naming the Company as Debtor and the Subordinated Lender as Secured Party, filed or recorded (as applicable) with the office of the Secretary of State of Delaware and in the Lee County, Florida real property records.

21.	UCC-1 Financing Statement naming Seller as Debtor and the Subordinated Lender as Secured Party, filed with the office of the Secretary of State of Delaware.

The documents listed in item numbers 1 through 12 above are the “Senior Loan Documents,” and the documents listed in item numbers 6, 7, 8, and 11 through 21 above are the “Subordinated Loan Documents”.  The Senior Loan Documents and the Subordinated Loan Documents shall be referred to herein collectively as the “Loan Documents”.

SCHEDULE 3.2(c)(iv)

Consents

1.	Consent of the Senior Lender under the Senior Loan Documents.

2.	Consent of the Subordinated Lender under the Subordinated Loan Documents.

3.	Waiver by Tenant of its Right of First Offer (as defined in the Gartner I Lease) under Section 32.1 of the Gartner I Lease.

4.	Consent of Lexington Insurance Company as required under the Lease Enhancement Insurance Policy No. 6162591.

SCHEDULE 3.2(f)(ii)

Indebtedness

1.	The indebtedness to the Senior Lender under the Senior Loan Documents. As of February 16, 2018, the outstanding principal amount of the Senior Note is $54,797,736.20.

2.	The indebtedness to the Subordinated Lender under the Subordinated Loan Documents. As of February 15, 2018, the outstanding principal amount of the Subordinated Note is $2,685,993.47.

SCHEDULE 3.2(f)(iii)

Liabilities

1.	The Company’s Liabilities under the Senior Loan Documents.

2.	The Company’s Liabilities under the Subordinated Loan Documents.

3.	The Company’s Liabilities under the Leases.

4.	Property repair costs for damage caused by Hurricane Irma (amount to be determined).

5.	Property repair costs relating to roof deck paver repairs near the existing roof drains at the Gartner I building (amount to be determined).

SCHEDULE 3.2(g)

Permits

None.

SCHEDULE 3.2(k)

List of Submission Matters

The following items with respect to the Property or the Company (as applicable):

1.	The Leases.

2.	The Loan Documents.

3.	The Title Report.

4.	As-built survey of the Property obtained by the Company in connection with the purchase of the Property.

5.	The certificate of formation and operating agreement of the Company.

6.	Phase I Environmental Site Assessment dated March 31, 2016, prepared by The Vertex Companies, Inc.

7.	Property Condition Assessment dated March 31, 2016, prepared by The Vertex Companies, Inc.

8.	Appraisal Report dated March 30, 2016, prepared by Birch Real Estate Advisors.

9.	Zoning and Site Requirements Summary prepared by The Planning & Zoning Resource Company.

10.	Certificates of casualty and liability insurance in possession of Seller.

11.	Financial Specialty Risk Managers LLC insurance binder for lease enhancement (special casualty and condemnation risk) insurance.

12.	Rating Letter of Egan-Jones Ratings Company with respect to the Senior Note and the Subordinated Note, dated October 6, 2016.

13.	Estoppel Certificate [Gartner I] executed by the Tenant in possession of Seller.

14.	Estoppel Certificate [Gartner II] executed by the Tenant in possession of Seller.

Schedule 3.2(o)

Material Contracts

(A)

None.

(B)

•	Property Management Agreement, dated October 13, 2016, between the Company and Property Manager.

•	Amended and Restated Property Management Agreement, dated as of March 6, 2018, among the Company, the Property Manager and Purchaser.

(C)

•	The Leases.

(D)

•	The Senior Loan Documents.

•	The Subordinated Loan Documents.

(E)

None.

Schedule 3.2(r)

Insurance

1.	Commercial general liability insurance policy with respect to the Property, issued by FCCI Insurance Company and National Trust Insurance, Policy No. CPP0023238-02.

2.	Umbrella/excess liability insurance policy with respect to the Property issued by FCCI Insurance Company and National Trust Insurance, Policy No. UMB100018784-01.

3.	Casualty insurance policy with respect to the Property, issued by FCCI Insurance Company, Policy No. CPP0023238-02.

4.	Site Specific Pollution Liability Insurance Policy with respect to the Property, issued by Nautilus Insurance Company, Policy No. SSP2019667-10.

5.	Lease Enhancement Insurance Policy with respect to the Property, issued by Lexington Insurance Company, Policy No. 61625291.

6.	Owner’s Policy of Title Insurance with respect to the Property, issued by Old Republic National Title Insurance Company, Policy No. OXFL-08502940.

Schedule 3.2(s)

Bank Accounts

Middlesex Savings Bank, 50 Chestnut Street, Needham, MA 02492. Business Checking Account. Authorized persons: Marjorie Palace, Ethan Nessen, and Raymond Lynds.

EXHIBIT A

Property Legal Description

The land referred to is situated in Lee County, Florida, and is described as follows:

Lot 3, Eastlinks Business Park II according to the Plat thereof as recorded under ORI No. 2011000065392, Public Records of Lee County, Florida.

and

Lot 4, Eastlinks Business Park III according to the Plat thereof as recorded under ORI No. 2014000089552, Public Records of Lee County, Florida.

EXHIBIT B

The Leases

Gartner I Lease (the “Gartner I Lease”)

That certain Office Building Lease dated February 16, 2011, by and between Westlinks East Associates, LLC and the Tenant, as amended by that certain First Amendment to Office Building Lease dated as of March 22, 2011, and that certain Second Amendment to Office Building Lease dated as of March 30, 2011, and as assumed by Daniels-Gateway, LLC pursuant to a Lease Assignment Assumption & Indemnification Agreement dated March 31, 2011, and that certain Third Amendment to Office Building Lease dated as of April 5, 2011, and that certain Fourth Amendment to Office Building Lease dated as of February 28, 2012, and that certain Fifth Amendment to Office Building Lease dated as of February 28, 2012, and that certain Sixth Amendment to Office Building Lease dated as of October 1, 2012, and that certain Seventh Amendment to Office Building Lease dated as of May 1, 2014, and as assumed by Seller pursuant to that certain Assignment and Assumption of Leases dated as of October 13, 2016.

Gartner II Lease

That certain Office Building Lease dated April 1, 2014, by and between Daniels-Gateway, LLC and the Tenant, as amended by that First Amendment to Office Building Lease dated April 15, 2015, and as assumed by Seller pursuant to that certain Assignment and Assumption of Leases dated as of October 13, 2016.